Exhibit 3.1

ARTICLES OF AMENDMENT

OF

SOUTHERN COMMUNITY FINANCIAL CORPORATION

Southern Community Financial Corporation, a corporation organized and existing under the laws of the State of North Carolina (the “Corporation”), for the purpose of amending its articles of incorporation to fix the preferences, limitations and relative rights of a new series of its Preferred Stock in accordance with the provisions of Sections 55-6-02 and 55-10-06 of the North Carolina Business Corporation Act, hereby submits these Articles of Amendment:

1.  The name of the corporation is Southern Community Financial Corporation.

2.  Article II of the Articles of Incorporation of the Corporation shall be amended and restated to set forth the authorized capitalization of the Corporation and to set forth the terms of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, such amended and restated Article II to read in its entirety as follows:

“II.

(a)  Authorized Capital.  The amount of authorized Capital Stock of the Corporation shall be 31,000,000 shares, to be divided into 30,000,000 shares of common stock, no par value, and 1,000,000 shares of Preferred Stock, no par value.  The common stock shall be of one class.  Subject to the rights of the preferred stock as determined by the Board of Directors, the holders of the common stock shall have one vote per share on all matters on which holders of the common stock are entitled to vote.  The shares of preferred stock may be issued from time to time by the Corporation in such series as the Board of Directors may determine and shall have such voting powers, designations, preferences, limitations, and relative rights as the Board of Directors may and hereby is authorized to determine.

(b) Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

                           Part 1.  Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of the Corporation’s Preferred Stock, no par value per share, a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”).  The authorized number of shares of Designated Preferred Stock shall be 42,750.

                           Part 2.  Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.

                           Part 3.  Definitions. The following terms are used in these Articles of Amendment (including the Standard Provisions in Annex A hereto) as defined below:

                           (a)           “Common Stock” means the common stock, no par value per share, of the Corporation.

                           (b)           “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

                           (c)           “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

                   (d)           “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

  (e)           “Minimum Amount” means $10,687,500.

  (f)           “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

  (g) “Signing Date” means the Original Issue Date.

                           Part 4.  Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.”

3.  The amendments to the articles of incorporation contained herein do not require shareholder approval pursuant to Section 55-6-02 of the North Carolina Business Corporation Act because they create a new series of shares of a class that has no outstanding shares and do not affect a series of a class of shares in one or more of the ways described in Section 55-10-04 of the North Carolina Business Corporation Act.  The amendments to the articles of incorporation were duly adopted by the Board of Directors of the Corporation on November 19, 2008.

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           IN WITNESS WHEREOF, Southern Community Financial Corporation has caused these Articles of Amendment to be signed by F. Scott Bauer, its Chief Executive Officer, this 2nd day of December 2008.

Southern Community Financial Corporation

By:	/s/ F. Scott Bauer

F. Scott Bauer, Chief Executive Officer